EXHIBIT 107

CALCULATION OF FILING FEE TABLE

Form S-8

(Form Type)

StartEngine Crowdfunding, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.00001 par value per share	Rule 457(h)	80,000,000(2)	$1.25(3)	$100,000,000 (3)	0.0001531	$15,310.00
Total Offering Amounts					$100,000,000 (3)		$15,310.00
Total Fee Offsets							$—
Net Fee Due							$15,310.00

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall also be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Represents shares of the Registrant’s Common Stock currently available for issuance under the Registrant’s StartEngine Crowdfunding 2025 Equity Incentive Plan.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rules 457(h) under the Securities Act of 1933, as amended, on the basis of the book value of Common Stock of the Registrant as of December 31, 2024.